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                 [Calfee, Halter & Griswold Letterhead Here]




                                                                     EXHIBIT 5.1





                                                   April 28, 1994





Pioneer-Standard Electronics, Inc.
4800 East 131st Street
Cleveland, Ohio 44105

                 We are familiar with the proceedings taken and proposed to be taken by Pioneer-Standard Electronics, Inc., an Ohio corporation (the "Company"), with respect to an additional 500,000 Common Shares, without par value (the "Shares"), of the Company to be offered and sold from time to time pursuant to the Company's 1991 Stock Option Plan (the "Plan"). As counsel for the Company, we have assisted in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission to effect the registration of the Shares under the Securities Act of 1933, as amended.

                 In this connection, we have examined the Articles of Incorporation and the Code of Regulations of the Company, both as amended, records of proceedings of the Board of Directors and Shareholders of the Company relating to the Plan, and such other records and documents as we have deemed necessary or advisable to render the opinion contained herein. Based upon our examination and inquiries, we are of the opinion that the Shares, when offered and sold upon the exercise of the options pursuant to the terms and conditions of the Plan, will be duly authorized and validly issued, fully paid and nonassessable.

                 We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                                   Very truly yours,



                                                   CALFEE, HALTER & GRISWOLD

431\15154HFB.400





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